News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

Hooper Holmes Announces Sale of Claims Evaluation Division

BASKING RIDGE, N.J., THURSDAY, JULY 3, 2008 -- Hooper Holmes (AMEX:HH) today announced the sale of substantially all of the assets of the Company's Claims Evaluation Division (CED), a unit providing independent medical exams primarily for automobile and workers’ compensation insurance carriers for use in evaluating claims.

The sale was completed in two transactions for an aggregate purchase price of approximately $5.6 million.  In one transaction, the CED’s operations in New York State, known as D&D Associates, Allegiance Health and Medimax, were sold to DDA Management Services, LLC.  In another transaction, the CED’s operations in Michigan, known as the Michigan Evaluation Group, were sold to J&P Michigan Evaluation Group Inc.  Both transactions closed on Monday, June 30.

"Divesting the Claims Evaluations Division is a strategic move that will strengthen our balance sheet and enable us to focus on and invest in our core businesses," said Roy H. Bubbs, President and CEO of Hooper Holmes.

The decision to sell the CED was based on several factors, including the subsidiary's limited ability to significantly contribute to the long-term strategic goals of the Company. The company expects to record a net gain of approximately $1.0 million in connection with the transaction.   .

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.
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